                                                                    Exhibit 12.3


                                XTRA CORPORATION
           STATEMENT OF THE CALCULATION OF EARNINGS TO FIXED CHARGES
           ---------------------------------------------------------
                         AND PREFERRED STOCK DIVIDENDS
                         -----------------------------
                For the nine months ended June 30, 1994 and 1993
                             (Thousands of dollars)
                                  (Unaudited)
                                                                1994     1993
                                                                ----     ----
  EARNINGS
  Income from operations before provision for income taxes     $72,814  $51,110
    Add: Fixed charges (below)                                  27,121   40,969
                                                               -------  -------
                                                               $99,935  $92,079
                                                               =======  =======
  FIXED CHARGES
    Interest expense                                           $25,028  $30,050
    Interest portion of rent expense                             2,093    3,840
    Pretax earnings required to cover
       preferred dividend requirements                               0    7,079
                                                               -------  -------
                                                               $27,121  $40,969
                                                               =======  =======


    Ratio of Earnings to Fixed Charges                             3.7      2.2
                                                               =======  =======


Note: For purposes of computing the ratio of earnings to fixed charges, "earnings" represents income from operations before taxes plus fixed charges. "Fixed charges" for operations consist of interest on indebtedness, the portion of rental expense which represents interest and the amount of pretax income necessary to cover preferred stock dividends.